On July 11, 2005, the T. Rowe Price Equity Index 500 Fund acquired substantially all of the assets of the TD Waterhouse Equity Index 500 Fund and the TD Waterhouse Dow 30 Fund (collectively, the acquired funds), pursuant to the Agreement and Plan of Reorganization dated March 23, 2005, and approved by shareholders of the acquired funds on June 28, 2005. The acquisition was accomplished by a tax-free exchange of 3,779,100 shares of the T. Rowe Price Equity Index 500 Fund (with a value of $123,199,000) for the 15,495,297 shares of the TD Waterhouse Equity Index 500 Fund outstanding at the merger date; an additional 4,574,021 shares of the T. Rowe Price Equity Index 500 Fund (with a value of $149,113,000) were exchanged for the 14,291,813 shares of the TD Waterhouse Dow 30 Fund outstanding on July 8, 2005. The aggregate net assets of the acquired funds at that date included $13,894,000 of unrealized appreciation, and $5,181,000 of realized losses carried forward for tax purposes to offset distributable gains realized in the future. Upon merger, the aggregate net assets of the acquired funds were combined with those of the T. Rowe Price Equity Index 500 Fund, immediately after which, the total net assets of the T. Rowe Price Equity Index 500 Fund totaled $5,496,527,000.

On July 11, 2005, the T. Rowe Price Extended Equity Market Index Fund acquired substantially all of the assets of the TD Waterhouse Extended Market Index Fund, pursuant to the Agreement and Plan of Reorganization dated March 23, 2005, and approved by TD Waterhouse Extended Market Index Fund shareholders on June 28, 2005. The acquisition was accomplished by a tax-free exchange of 3,808,911 shares of the T. Rowe Price Extended Equity Market Index Fund, having a value of $52,982,000, for the 6,230,292 shares of the TD Waterhouse Extended Market Index Fund outstanding on July 8, 2005. The TD Waterhouse Extended Market Index Fund’s net assets at that date included $7,185,000 of unrealized appreciation. Upon merger, the net assets of the TD Waterhouse Extended Market Index Fund were combined with those of the T. Rowe Price Extended Equity Market Index Fund, immediately after which, the total net assets of the T. Rowe Price Extended Equity Market Index Fund totaled $238,702,000.

The combined Proxy Statement and Prospectus is available on the SEC’s website under Form 497 – Definitive Materials filed on May 9, 2005.